EXHIBIT 11

                    INTERRA FINANCIAL INCORPORATED
                COMPUTATION OF NET EARNINGS PER SHARE
            (Amounts in thousands, except per share data)
                                        Year ended December 31,
                                      --------------------------
                                       1996      1995      1994
                                      --------------------------
PRIMARY EARNINGS PER SHARE:
Net earnings.......................   $56,811   $35,873   $25,453
                                       ======    ======    ======
Average number of common and
 common equivalent shares
 outstanding:
 Average common shares outstanding.    12,132    12,115    12,155
 Shares credited to deferred
  compensation plan participants...        98         -         -
 Dilutive effect of stock options..       522       431       387
                                       ------    ------    ------
                                       12,752    12,546    12,542
                                       ------    ------    ------
Primary earnings per share.........     $4.46     $2.86     $2.03
                                       ======    ======    ======

EARNINGS PER SHARE ASSUMING
 FULL DILUTION:
Net earnings.......................   $56,811   $35,873   $25,453
                                       ======    ======    ======

Average number of common and
 common equivalent shares outstanding:
 Average common shares outstanding.    12,132    12,115    12,155
 Shares credited to deferred
  compensation plan participants...        98         -         -
 Dilutive effect of stock options..       716       630       387
                                       ------    ------    ------
                                       12,946    12,745    12,542
                                       ======    ======    ======
Fully diluted earnings per share...     $4.39     $2.81     $2.03
                                       ======    ======    ======
